Exhibit 10.2

April 27, 2022

Sarah Wells

Via Email

Dear Sarah:

We value your continued support of, and service to, Spruce Power (the “Company”). In recognition of your continued commitment to the Company, I am pleased to provide you with this letter (this “Letter”) amending your offer letter with the Company to provide for the below separation benefits.

Separation Benefits

In the event that the Company terminates your employment without Cause (not including any termination of employment due to your death or disability), and provided that such termination is a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), then subject to the conditions of this Letter (including your execution and non-revocation of the Separation Agreement), the Company will make a lump sum separation payment to you equal to 3 months of your current base salary (the “Separation Payment”), less applicable withholdings.

Definitions

For purposes of this Letter, “Cause” means (i) your material breach of any agreement between you and the Company, (ii) your continued failure to perform any material duty or responsibility specified in the description of your duties set forth in any agreement between you and the Company, reasonably assigned to you by the Company, or otherwise owed to the Company, (iii) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State or your conviction of, or your plea of “guilty” or “no contest” to, any other crime involving moral turpitude or fraud, (iv) your gross misconduct, commission of an act of moral turpitude, embezzlement, gross negligence, willful malfeasance, or willful violation of any law, rule, regulation, written agreement or final cease-and-desist order applicable to the Company or its business which causes or could be expected to cause harm to the Company, (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation, (vi) your material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time. For avoidance of doubt, your termination of employment due to your death or disability will not be deemed termination without Cause, nor will the acceleration of your resignation from the Company.

Spruce Power | 820 Gessner Rd. Ste. 500 | Houston, TX 77024

sprucepower.com

Separation Agreement Requirement

Your receipt of the Separation Payment is subject to you signing and not revoking a release of claims with the Company (which may include an agreement not to disparage the Company, non-solicit provisions and other standard terms and conditions) in the form provided to you by the Company (the “Separation Agreement”) and provided that such Separation Agreement becomes effective and irrevocable no later than sixty (60) days following your termination of employment (such deadline, the “Separation Agreement Deadline”). If the Separation Agreement does not become effective and irrevocable by the Separation Agreement Deadline, you will forfeit any rights to the Separation Payment. In no event will Separation Payment be made or provided until the Separation Agreement becomes effective and irrevocable. Except as provided below, any cash amounts due to you will be paid, less applicable withholdings, as soon as practicable following the effectiveness of the Separation Agreement (and in all cases, within 60 days following your separation from service, except as required by the Section 409A provisions below).

Section 409A

This Letter and all payments and benefits thereunder are intended to be exempt from or otherwise comply with Section 409A so that none of the payments and benefits to be provided thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in that manner. References to your “termination of employment” will refer to your “separation from service” as defined in Section 409A.

In the event that your separation from service occurs at a time during the calendar year where the Separation Agreement Deadline is in the calendar year following the calendar year in which your separation from service occurs, all cash severance payments to which you may be entitled will be paid on the first payroll date to occur during the calendar year following the calendar year in which such separation from service occurs (the “Payroll Date”), or, if later: (x) the Separation Agreement Deadline, (y) such time as required by the payment schedule applicable to each severance benefit, or (z) such time as required by the following paragraph. Except as required by the below paragraph, any payments that would have been made to you prior to the later of the Payroll Date or Separation Agreement Deadline but for the payment requirements of the preceding sentence will be paid to you on the later of the Payroll Date or the Separation Agreement Deadline following your separation from service and the remaining payments will be made as provided in this Letter. In no event will you have discretion to determine the taxable year of payment of any severance payments.

Further, if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the payments that constitute deferred compensation under Section 409A (the “Deferred Payments”), if any, that otherwise would be payable to you within the first 6 months following your termination of employment will instead be delayed until the date that is 6 months and 1 day following your termination of employment (except where your termination of employment is due to your death). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Letter is intended to constitute a separate payment for purposes of the Section 409A-related regulations.

You and the Company agree to work together to consider amendments to this Letter and to take such reasonable actions to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

Miscellaneous

This Letter will be construed and interpreted in accordance with the laws of the State of Texas. All determinations under this Letter shall be made by the Company’s board of directors in good faith, and all such determinations shall be final and binding on all parties, and given the maximum deference permitted under law. Your employment with the Company continues to be “at-will” and this Letter does not guarantee or imply any right to your continued employment for any period whatsoever with the Company. This Letter supersedes any prior representations, understandings, or discussions, whether expressed orally or in writing, relating to the terms and subject matter of this Letter, including the terms of any offer letter or agreement between you and the Company providing for separation benefits. This Letter is the full and complete agreement between you and the Company regarding the subject matter hereof. This Letter may be modified only in a signed written agreement between you and the CEO of the Company.

To indicate your acceptance of the terms of this Letter, please sign in the space indicated below.

Sincerely,

SPRUCE POWER

/s/ Christian Fong
Christian Fong
Chairman & CEO

AGREED AND ACCEPTED:

/s/ Sarah Wells
Sarah Wells

5/5/2022
Date

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